EXHIBIT 23.01

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 9, 2001 incorporated by reference in Southwest Gas Corporation’s Form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this registration statement on Form S-3.

ARTHUR ANDERSEN LLP

Las Vegas, Nevada
November 30, 2001